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Exhibit 99
                                                                 PR NEWSWIRE


               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
            NET INCOME FOR THE THIRD QUARTER OF FISCAL 2015


Red Bank, N.J. August 12, 2016 -- North European Oil Royalty Trust (NYSE-NRT) reported its net income for the third quarter of fiscal 2016 and 2015 as set out below. As detailed in the July 29, 2016 distribution press release, the decline in total royalties received was primarily attributable to lower gas sales and lower gas prices under both royalty agreements. Total royalties received also reflect the impact of accounting adjustments by the operating companies and Mobil sulfur royalty payments. The total adjustments for the third quarters of fiscal 2016 and 2015 reduced total royalties received by $407,560 and $35,346, respectively. There was no Mobil sulfur royalty payment during the third quarter of fiscal 2016 compared to $74,523 in the third quarter of fiscal 2015.

                            3rd Fiscal Qtr.   3rd Fiscal Qtr.    Percentage
                            Ended 7/31/2016   Ended 7/31/2015      Change
                            ---------------   ---------------    ----------
Total Royalties Received      $1,561,026         $3,459,645       - 54.88%
Net Income                    $1,388,796         $3,312,307       - 58.07%
Distributions per Unit          $0.15              $0.36          - 58.33%

Trust expenses for the third quarter of fiscal 2016 increased by 15.94%, or $23,848, to $173,434 in comparison to $149,586 for the third quarter of
fiscal 2015.   The increase was due to higher domestic legal and German
accounting expenses regarding a dispute about a possible error by EMPG in the Trust's royalty calculation and a new pricing proposal by EMPG upon which the Trust's royalty calculation would be based.

                              Nine Months        Nine Months      Percentage
                            Ended 7/31/2016    Ended 7/31/2015      Change
                            ---------------    ---------------    ----------

Total Royalties Received      $ 5,727,167        $10,140,493      - 43.52%
Net Income                    $ 5,062,847        $ 9,483,718      - 46.62%
Distributions per Unit           $0.55              $1.04         - 47.12%

Trust expenses for the first nine months of fiscal 2016 increased by 0.55% or $3,645 to $668,319 in comparison to $664,674 for the prior fiscal year's equivalent period. This increase in expenses is primarily due to higher accounting costs associated with the biennial examination by the Trust's German accountants of the royalty payments.

The previously declared distribution of 15 cents per unit will be paid on August 31, 2016 to owners of record as of August 19, 2016. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.